Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-122366) and related Prospectus and Prospectus Supplement of McCormick & Company, Inc. and subsidiaries and to the incorporation by reference therein of our reports dated January 25, 2005, with respect to the consolidated financial statements of McCormick & Company, Inc. and subsidiaries, McCormick & Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McCormick & Company, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2004 and the related financial statement schedule of McCormick & Company, Inc. included therein, filed with the Securities and Exchange Commission.

	/s/	Ernst & Young LLP

November 30, 2005
Baltimore, Maryland